UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities and Exchange Act of 1934

Date of report (Date of earliest event reported):

October 26, 2005

JDS UNIPHASE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-22874	94-2579683
State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

1768 Automation Parkway

San Jose, California 95131

(Address of Principal Executive Offices, Including Zip Code)

(408) 546-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Reporting)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Form 8-K/A is filed as an amendment (Amendment No. 1) to the Current Report on Form 8-K filed by JDS Uniphase Corporation on October 27, 2005 for the purpose of incorporating Items 1.02 and 8.01 of this Form 8-K/A into the Registration Statement on Form S-4 (Registration No. 333-128830) and the prospectus therein.

Item 1.02 Termination of a Material Definitive Agreement

Concurrent with the resignation on October 26, 2005, of Mark S. Sobey, Senior Vice President, Sales, of JDS Uniphase Corporation (the “Company”), as disclosed herein under Item 8.01 below, the Change of Control Agreement (the “Agreement”) between Mr. Sobey and the Company dated August 4, 2004 (filed as Exhibit 10.21 to the Company’s Annual Report on Form 10-K filed September 16, 2004) was terminated as a result of Mr. Sobey’s resignation. The Agreement had provided for certain payments and benefits to Mr. Sobey in his position as Senior Vice President, Sales, of the Company and certain payments and benefits in the event of Mr. Sobey’s termination following a Change of Control (as defined in the Agreement). No amounts were paid to Mr. Sobey in connection with his resignation or the termination of the Agreement.

Item 2.02 Results of Operations and Financial Condition.

The Company expects revenue for its first fiscal 2006 quarter to be above the midpoint of the guidance issued by management on September 1, 2005. At that time, the Company expected fiscal 2006 first quarter revenue to be $250 million, plus or minus $10 million. The portion of this Form 8-K provided under Item 2.02 of Form 8-K is furnished to, but not filed with, the Securities and Exchange Commission.

Item 8.01 Other Events.

On October 26, 2005 Mark S. Sobey submitted his resignation from his position as Senior Vice President, Sales, effective on that date.

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JDS Uniphase Corporation

By:	/s/ Christopher S. Dewees
Christopher S. Dewees Senior Vice President and General Counsel

November 4, 2005

3